Exhibit 6





                           STOCK PURCHASE AGREEMENT


                                     among


                             GLOBAL CROSSING LTD.,


                                 IXNET, INC.,


                    INTERNATIONAL EXCHANGE NETWORKS, LTD.,


                                      and


                           ASIA GLOBAL CROSSING LTD.





                           Dated as of July 10, 2001











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                               Table of Contents

                                                                         Page

ARTICLE I DEFINITIONS.......................................................2

         SECTION 1.1.   Definitions.........................................2
         SECTION 1.2.   Other Definitional Provisions.......................5

ARTICLE II PURCHASE AND SALE................................................5

         SECTION 2.1.   Purchase and Sale of Shares.........................5
         SECTION 2.2.   Purchase Price......................................6

ARTICLE III CLOSING 6

         SECTION 3.1.   Closing.............................................6
         SECTION 3.2.   Deliveries by the Seller Parties....................6
         SECTION 3.3.   Deliveries by Buyer.................................6
         SECTION 3.4.   Legend..............................................6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES.............7

         SECTION 4.1.   Organization; Subsidiaries..........................7
         SECTION 4.2.   Authorization; Binding Effect.......................7
         SECTION 4.3.   No Violations.......................................8
         SECTION 4.4.   Consents and Approvals..............................8
         SECTION 4.5.   Litigation and Claims...............................8
         SECTION 4.6.   Ownership of Shares.................................8
         SECTION 4.7.   Compliance with Laws................................9
         SECTION 4.8.   Asian Operations....................................9
         SECTION 4.9.   Taxes...............................................9
         SECTION 4.10.  Employee Benefits..................................10
         SECTION 4.11.  Properties.........................................10
         SECTION 4.12.  Securities Act Representations.....................10

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER..........................11

         SECTION 5.1.   Organization.......................................11
         SECTION 5.2.   Authorization; Binding Effect......................11
         SECTION 5.3.   No Violations......................................11
         SECTION 5.4.   Consents and Approval..............................11
         SECTION 5.5.   Litigation and Claims..............................12
         SECTION 5.6.   Validity of Purchase Price Shares..................12
         SECTION 5.7.   Securities Act Representations.....................12
         SECTION 5.8.   Investigation by Buyer; No Financial Projection
                          Representations or Warranties....................12


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


ARTICLE VI COVENANTS.......................................................12

         SECTION 6.1.   Reasonable Best Efforts; Further Assurances........12
         SECTION 6.2.   Access.............................................13
         SECTION 6.3.   Tax Matters........................................13
         SECTION 6.4.   Benefit Plans......................................14
         SECTION 6.5.   Net Debt Provisions................................14

ARTICLE VII CONDITIONS TO CLOSING..........................................16

         SECTION 7.1.   Conditions to the Obligations of Buyer and the
                          Seller Parties...................................16
         SECTION 7.2.   Conditions to the Obligations of Buyer.............16
         SECTION 7.3.   Conditions to the Obligations of the Seller
                          Parties..........................................17

ARTICLE VIII INDEMNIFICATION...............................................17

         SECTION 8.1.   Indemnification by Buyer...........................17
         SECTION 8.2.   Indemnification by Seller Parties..................18
         SECTION 8.3.   Indemnification Procedures.........................18
         SECTION 8.4.   Indemnification Limits.............................18

ARTICLE IX MISCELLANEOUS...................................................19

         SECTION 9.1.   Non-Survival of Representations, Warranties and
                          Agreements.......................................19
         SECTION 9.2.   Notices............................................19
         SECTION 9.3.   Amendment; Waiver; Invalidity......................20
         SECTION 9.4.   Assignment.........................................20
         SECTION 9.5.   Entire Agreement...................................20
         SECTION 9.6.   Parties in Interest................................21
         SECTION 9.7.   Public Announcements...............................21
         SECTION 9.8.   Expenses...........................................21
         SECTION 9.9.   Schedules..........................................21
         SECTION 9.10.  Governing Law......................................21
         SECTION 9.11.  Counterparts.......................................21
         SECTION 9.12.  Headings...........................................21


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




                                   SCHEDULES


SCHEDULE 4.1......Shares Owned by Each Seller
SCHEDULE 4.1(b)...Jurisdiction of Each Transferred Company
SCHEDULE 4.1(c)...Subsidiary Exceptions
SCHEDULE 4.3......Violations
SCHEDULE 4.4......Required Consents and Approvals
SCHEDULE 4.5......Seller Party Litigation
SCHEDULE 4.6......Authorized and Issued Share Capital
SCHEDULE 4.7(a)...Violation of Laws
SCHEDULE 4.7(b)...Permits Not Held
SCHEDULE 4.8......Parts of Asian Business To Be Transferred
SCHEDULE 4.9......Taxes
SCHEDULE 4.10.....Employee Benefits
SCHEDULE 4.11.....Owned Real Property/Leases
SCHEDULE 5.3......Violations
SCHEDULE 5.4......Buyer Consents
SCHEDULE 5.5......Buyer Litigation

     THIS STOCK PURCHASE AGREEMENT, dated as of July 10, 2001 (this "Agreement"), is entered into by GLOBAL CROSSING LTD., a company organized under the laws of Bermuda ("Global Crossing"), as Sellers' representative, IXNET, INC., a company organized under the laws of Delaware and INTERNATIONAL EXCHANGE NETWORKS, LTD., a company organized under the laws of Delaware (each, a "Seller" and collectively and together with Global Crossing, the "Seller Parties"), and ASIA GLOBAL CROSSING LTD., a company organized under the laws of Bermuda ("Buyer").

                              W I T N E S S E T H

     WHEREAS, on June 14, 2000, Global Crossing acquired each of IPC Communications, Inc. ("IPC") and IXNet, Inc. (collectively, "IPC/IXNet") pursuant to separate merger transactions;

     WHEREAS, at the time of these merger transactions it was not practicable for Buyer to acquire the Asian operations of IPC/IXNet as it was not yet a public company, even though Buyer desired to do so;

     WHEREAS, since the time of these merger transactions it has been contemplated that IPC/IXNet's Asian operations would become part of Buyer's operations at the earliest convenient time;

     WHEREAS, now that it is organizationally feasible to do so, each of Global Crossing and Buyer desires that all of the Asian operations acquired by Global Crossing in its acquisition of IPC/IXNet, along with any additions to such operations acquired or developed by the Seller Parties since such acquisition, be transferred to Buyer in the manner contemplated herein;

     WHEREAS, on the terms and subject to the conditions set forth herein, Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, the Shares (as defined below) Owned (as defined below) by the Sellers, which Shares comprise all of the outstanding capital stock of each Transferred Company;

     WHEREAS, Saturn Global Network Services Holdings Limited ("Saturn") is a disregarded entity for U.S. federal income tax purposes and the sale of the Shares of such entity will be treated for such purposes as a sale of the assets of Saturn which consist of the Shares of certain of the Transferred Companies; and

     WHEREAS, the parties intend that each sale of each Transferred Company treated as a corporation for U.S. federal income tax purposes for Buyer Class B Common Stock be treated as a reorganization under Section 368(a) of the Code;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings, unless the context requires otherwise:

     "Action" is defined in Section 4.5 herein.

     "Affiliate" means, with respect to a Person, any other Person who, directly or indirectly, Controls, is Controlled by or is under common Control with such first Person.

     "Agreement" is defined in the preamble hereto.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York City or Bermuda are authorized or required by law to remain closed.

     "Buyer" is defined in the preamble hereto.

     "Buyer Plans" is defined in Section 6.4(a) herein.

     "Closing" is defined in Section 3.1 herein.

     "Closing Date" is defined in Section 3.1 herein.

     "Code" means the U.S. Internal Revenue Code of 1986, as amended.

     "Control" means, with respect to any Person, the power to direct or cause the direction of the management of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

     "Controlled Group" is defined in Section 4.10(b) herein.

     "Employee Benefit Plan" is defined in Section 4.10(a).

     "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended.

     "Global Crossing" is defined in the preamble hereto.

     "Governmental Authority" means any domestic or foreign national, state, provincial, municipal or other local, multi-national or supra-national judicial, legislative,

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

executive, administrative or regulatory authority or any government or private body exercising any regulatory or tax authority.

     "Governmental Order" means any order, writ, judgment, injunction, decision, administrative act or decree entered, adopted or taken by or with any Governmental Authority of competent jurisdiction.

     "IPC" is defined in the recitals hereto.

     "IPC/IXNet" is defined in the recitals hereto.

     "Indemnified Party" is defined in Section 8.3 herein.

     "Indemnifying Party" is defined in Section 8.3 herein.

     "Law" means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Authority.

     "Liens" is defined in Section 2.1 herein.

     "Losses" shall mean any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment).

     "Material Adverse Effect" means (i) when used in respect of any of the Seller Parties, an effect that is materially adverse to the business, assets, liabilities, results of operations or financial condition of the Transferred Companies taken as a whole, and (ii) when used in respect of any of the Seller Parties or Buyer, as the case may be, any material adverse effect on such party's ability to consummate the transactions contemplated hereby.

     "Net Debt Schedule" is defined in Section 6.5(b) herein.

     "Organizational Documents" means, to the extent the same exist, with respect to any corporation, the certificate or articles of incorporation and by-laws of such corporation; with respect to a partnership, the certificate of partnership or of limited partnership (as applicable) and partnership agreement (together with Organizational Documents, as defined herein, with respect to each general partner of such partnership); with respect to a limited liability company, the certificate of formation or articles of organization and operating agreement; and with respect to any other entity, all such similar organizational and charter documents governing the formation and conduct of the affairs of such entity.

     "Owned" is defined in Section 2.1 herein.

     "Permit" is defined in Section 4.7(b) herein.

     "Permitted Encumbrances" means (i) Liens for taxes not yet subject to penalties for non-payment or which are being actively contested in good faith by appropriate proceedings,

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

(ii) Liens arising out of operation of Law with respect to liability incurred in the ordinary course of business and (iii) minor imperfections in title and minor encroachments, if any, not material in amount and that, individually or in the aggregate, do not have a Material Adverse Effect.

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

     "Purchase Price" is defined in Section 2.2 herein.

     "Purchase Price Shares" is defined in Section 2.2 herein.

     "Saturn" is defined in the recitals hereto.

     "Securities Act" means the United States Securities Act of 1933, as amended.

     "Seller" is defined in the preamble hereto.

     "Seller Parties" is defined in the preamble hereto.

     "Shares" means all of the outstanding shares of capital stock of the Transferred Companies.

     "Subsidiary" means, with respect to any Person, any other Person 50% or more of the voting equity of which is owned, directly or indirectly, by such first Person.

     "Tax Audit" means a notice of an audit by any Tax Authority, the initiation of an examination of a Transferred Company or otherwise the assertion of a claim, an assessment or the dispute of the amount of any Taxes.

     "Tax Authority" means any competent Governmental Authority responsible for the determination, assessment or collection of Taxes.

     "Tax Contest" is defined in Section 6.3(b) herein.

     "Tax Law" means any Law relating to Taxes.

     "Tax Returns" means all reports and returns (including any schedules, elections or other documents and all supporting records) required to be filed with a Tax Authority or required to be prepared and retained with respect to Taxes relating to and including the operations of the Asian business as currently conducted.

     "Taxes" means all national, Federal, state, local or foreign taxes, including, but not limited to, income, gross receipts, consumption, stamp and transfer (other than Transfer Taxes), windfall profits, alternative minimum, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest or penalties with respect thereto and any interest in respect of such penalties.

     "Transfer Taxes" means all excise, ad valorem, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties directly or indirectly resulting from or arising out of the transactions contemplated by this Agreement.

     "Transferred Company" or "Transferred Companies" means each of the Subsidiaries of Global Crossing listed on Schedule 4.1.

     "Transferred Employee" is defined in Section 6.4(a) herein.

     SECTION 1.2. Other Definitional Provisions. (a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

     (b) All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles and Sections of and Schedules and Exhibits to this Agreement, unless the context shall require otherwise. All Schedules and Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein.

     (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

     (d) The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

                                  ARTICLE II

                               PURCHASE AND SALE

     SECTION 2.1. Purchase and Sale of Shares. On the terms and subject to the conditions set forth herein, on the Closing Date, each Seller, severally and not jointly, hereby agrees to sell, convey, transfer and deliver to Buyer all of the Shares Owned by such Seller, and Buyer hereby agrees to purchase, acquire and accept from each Seller all of the Shares Owned by such Seller and in each case free and clear of all liens, pledges, claims, charges, security interests, restrictions, easements or other encumbrances of any kind or nature (collectively, "Liens"). For purposes hereof, Shares are "Owned" by any Seller if (i) such Seller is the holder of record on the books of the relevant Transferred Company of such Shares or (ii) such Seller is the "beneficial owner" of such Shares (within the meaning of Rules 13d-3 and 13d-5 of the U.S. Securities Exchange Act of 1934, as amended, except that a Person will be deemed to own all Shares that such Person has the right to acquire, regardless of whether such right is exercisable within 60 days after the date as of which such determination is being made).

     SECTION 2.2. Purchase Price. In consideration for the sale, conveyance, transfer, assignment and delivery, to Buyer of the Shares on the Closing Date, Buyer shall issue, convey and deliver to Global Crossing, as representative of the Sellers (and each Seller hereby designates Global Crossing as its representative for purposes of this Agreement) (or its designated direct or indirect wholly owned subsidiary or subsidiaries) 20,000,000 shares of Buyer's Class B Common Stock, par value $0.01 per share (the "Purchase Price," and the shares comprising the Purchase Price being the "Purchase Price Shares"). Each of the parties agrees and acknowledges that all Purchase Price Shares shall be subject to, and entitled to the benefits of, each of the existing agreements between or among Global Crossing and Buyer or their respective Affiliates regarding Global Crossing's ownership, voting and other rights and obligations in respect of Buyer's Class B Common Stock.

                                  ARTICLE III

                                    CLOSING

     SECTION 3.1. Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York City, New York 10017 at 10:00 a.m. New York City time on July 10, 2001 (the "Closing Date"), or at such other place, time or date as may be agreed upon by Global Crossing and Buyer. The Closing shall be effective as of the close of business, New York City time, on the Closing Date.

     SECTION 3.2. Deliveries by the Seller Parties. At the Closing, each Seller shall deliver to Buyer (or its designated direct or indirect wholly owned subsidiary or subsidiaries) (i) duly executed share transfers or certificates, or a legally applicable instrument showing ownership, in each case in a form suitable for transfer, representing the Shares Owned by such Seller free and clear of any Liens, with all necessary stock transfer tax stamps attached thereto, and (ii) all documents required to be delivered by such Seller pursuant to Article VII.

     SECTION 3.3. Deliveries by Buyer. At the Closing, Buyer shall deliver to Sellers (i) the Purchase Price Shares in the form of duly executed stock certificates, in a form suitable for transfer, free and clear of any Liens, except as otherwise provided in Section 3.4, and (ii) all documents required to be delivered by Buyer to Global Crossing pursuant to Article VII.

     SECTION 3.4. Legend. Each certificate representing the Purchase Price Shares shall be stamped or otherwise imprinted with a legend in the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE HYPOTHECATED OR DISTRIBUTED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (B) PURSUANT TO A VALID EXEMPTION FROM SUCH


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          REGISTRATION UNDER THE ACT AND UNDER THE SECURITIES LAW OF ANY
          STATE."

                                 ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

     Each Seller Party hereby represents and warrants to Buyer as follows:

     SECTION 4.1. Organization; Subsidiaries. (a) Each Seller Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, partnership, limited liability company or other power and authority to carry on its business as conducted and, in the case of each Seller to Own the Shares listed opposite such Seller's name on Schedule 4.1 hereto, except where the failure to do so or be so would not, individually or in the aggregate, have a Seller Material Adverse Effect. Each Seller has delivered to Buyer complete and correct copies of the Organizational Documents of the Transferred Companies.

     (b) Each Transferred Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own, operate or lease the properties and assets owned, operated or leased by such Transferred Company and to carry on its business as currently conducted and is duly licensed and qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensure or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Seller Material Adverse Effect.
Schedule 4.1(b) lists for each of the Transferred Companies the jurisdiction of its organization.

     (c) The outstanding shares of capital stock of each Subsidiary of a Transferred Company, except as set forth on Schedule 4.1(c), have been validly issued and are fully paid and, where applicable, nonassessable and are directly or indirectly Owned beneficially and of record by such Transferred Company free and clear of any Liens, other than any Permitted Encumbrances, except where the failure to be so issued or held would not, individually or in the aggregate, have a Seller Material Adverse Effect.

     SECTION 4.2. Authorization; Binding Effect. Each Seller Party has the requisite corporate, partnership, limited liability company or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each Seller Party of this Agreement and the performance by such Seller Party of its obligations hereunder and the consummation by such Seller Party of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part. This Agreement has been duly executed and delivered by each Seller Party and, assuming due authorization, execution and delivery of this Agreement by Buyer and each other Seller Party, this Agreement constitutes a valid and legally binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms, except to the extent enforceability may be


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limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to creditors' rights generally and subject to equitable principles.

     SECTION 4.3. No Violations. Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement by each Seller Party and the consummation by such Seller Party of the transactions contemplated hereby does not and will not (i) violate any (A) Law applicable to such Seller Party, any Transferred Company or any of their respective assets or (B) provision of the Organizational Documents of such Seller Party or any Transferred Company, as applicable, or (ii) result in the breach, violation, suspension or termination of, give rise to any right of termination, purchase or amendment under, require the consent or notification under, result in the loss of any benefit, right or license under, increase or accelerate any liability of any party under, result in the creation of a Lien, or constitute a default under (in each case, with or without the giving of notice or the lapse of time or both) any provision of any agreement, contract, indenture, instrument, commitment, lease, note, license, franchise or Permit to which any Seller Party or Transferred Company is a party or is subject or by which any assets of any of them are bound, except, in the case of clause (i)(A) or (ii), as would not, individually or in the aggregate, result in a Seller Material Adverse Effect.

     SECTION 4.4. Consents and Approvals. Except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement by each Seller Party and the consummation by such Seller Party of the transactions contemplated hereby does not and will not require any consent, approval, filing or notice under any Law applicable to such Seller Party, any Transferred Company or any of their respective assets or require any consent, approval, license, Permit, order or authorization of, or declaration, filing or registration with, any Governmental Authority or other Person, except where the failure to obtain such consent, approval, license, Permit, order or authorization or make such declaration, filing or registration would not result, individually or in the aggregate, in a Seller Material Adverse Effect.

     SECTION 4.5. Litigation and Claims. Except as set forth in Schedule 4.5, there is no action, suit, dispute, claim or proceeding (including arbitration, governmental or administrative proceedings) (each, an "Action") pending before any court or arbitration tribunal or before any Governmental Authority or, to the knowledge of each Seller Party, threatened against such Seller Party or any Transferred Company which would, if adversely determined, have a Seller Material Adverse Effect. Except as set forth in Schedule 4.5, there is not outstanding against any Seller or any Transferred Company or any of their respective assets any material decision, judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Authority.

     SECTION 4.6. Ownership of Shares. All of the Shares (i) have been duly authorized and validly issued and (ii) are fully paid and nonassessable. Each Share is Owned solely by the Seller indicated on Schedule 4.1 as the Owner of such Share and each such Seller has the right to transfer legal and beneficial title to the Shares Owned by it, free and clear of all Liens. The authorized and issued share capital of each of the Transferred Companies and its Subsidiaries is set forth on Schedule 4.6 and the Shares constitute all of the authorized and issued share capital of the Transferred Companies. There are no outstanding options, warrants, rights, calls, preemptive rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which any Seller or any of its Affiliates is


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

or may become obligated to issue, sell, purchase, return, transfer, otherwise dispose of, redeem, repurchase or have registered any shares in the capital of or other securities or interests Owned by any Seller or any of its Affiliates or which provides for any stock appreciation or similar right with respect to any Transferred Company and there are no voting trusts to which the Shares are subject or any agreements or understandings affecting the voting rights, right to transfer or other incidents of record or beneficial ownership pertaining to the Shares, except where such agreement or arrangement would not, individually or in the aggregate, result in a Seller Material Adverse Effect. Upon the delivery of the Shares in the manner contemplated by Section 3.2, Buyer (or its designated direct or indirect wholly owned subsidiary or subsidiaries), will acquire beneficial ownership of any legal and valid title to all Shares, free and clear of all Liens (other than Liens created by Buyer). The representations and warranties included in this Section 4.6 shall not apply to any entity set forth in Schedule 4.1(c).

     SECTION 4.7. Compliance with Laws. (a) Except as set forth in Schedule 4.7(a) and except for compliance with Tax Laws (which is the subject of Section 4.9) and Laws relating to employee benefits (which is the subject of
Section 4.10), the respective businesses of the Transferred Companies are conducted in compliance with all applicable Laws and Governmental Orders, except where such non-compliance would not, individually or in the aggregate, result in a Seller Material Adverse Effect.

     (b) Except as set forth in Schedule 4.7(b), each Transferred Company holds all permits, licenses, rights, consents, authorizations, certificates, exemptions and approvals of Governmental Authorities (collectively, "Permits") necessary for the ownership and conduct of its business as it is currently conducted and such Permits are in full force and effect, except where the failure to hold any such Permit in full force and effect would not, individually or in the aggregate, result in a Seller Material Adverse Effect. Neither the Seller Parties nor the Transferred Companies have knowledge of revocation of or default under any Permits or of any non-compliance with any applicable Law or Governmental Order, which revocation, default or non-compliance would, if adversely determined, have a Seller Material Adverse Effect.

     SECTION 4.8. Asian Operations. Except as set forth on Schedule 4.8, the assets, properties, interests and rights of the Transferred Companies constitute all of the material assets, properties, interests and rights of every type and description, whether real, personal or mixed, tangible or intangible, that are solely used in the Asian business as currently conducted by IPC/IXNet.

     SECTION 4.9. Taxes. Except as set forth in Schedule 4.9: (a) All material Tax Returns that are required to have been filed or prepared and retained (taking into account applicable extensions) by or on behalf of any Transferred Company have been timely filed or prepared and retained in good faith in the manner prescribed by the appropriate Tax Law.

     (b) All material Taxes shown to be due on the Tax Returns referred to in clause (a) of this Section 4.9 or, to the knowledge of the Seller Parties, finally determined by the applicable Tax Authority have been timely paid (to the extent required to be paid) or recorded as reserves or liabilities on the appropriate books and records of the Seller Parties or the Transferred Companies.

     SECTION 4.10. Employee Benefits. (a) Each material "employee benefit plan" (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, and other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, that is maintained or otherwise contributed to by the Transferred Companies or any of their Affiliates for the benefit of the current or former employees or directors of the Transferred Companies ("Employee Benefit Plan") that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification. Except as would not have a Seller Material Adverse Effect, each Employee Benefit Plan has been maintained and administered at all times substantially in compliance with its terms and with all applicable laws, rules and regulations, including, without limitation, ERISA and the Code.

     (b) Except as set forth on Schedule 4.10, no Employee Benefit Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No event or condition has occurred in connection with which the Transferred Companies or any of its subsidiaries or any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) and (o)) would be reasonably likely to incur liability that would have a Seller Material Adverse Effect.

     (c) To the knowledge of the Seller Parties, none of the Transferred Companies sponsor, contribute to or maintain any Employee Benefit Plans subject to ERISA.

     SECTION 4.11. Properties. Except as set forth in Schedule 4.11, to the knowledge of the Seller Parties, each Transferred Company (i) has good and marketable title to all the properties and assets owned by the Transferred Company which are, individually or in the aggregate, material to the Transferred Companies' businesses free and clear of (A) all Liens other than Permitted Encumbrances, and (B) all real property mortgages and deeds of trust and (ii) is the lessee of all leasehold estates which are material to the Transferred Companies' businesses taken as a whole and is in possession of the properties purported to be leased thereunder, and each such lease is in full force and effect and is valid without material default thereunder by the lessee or, to Seller's knowledge, the lessor.

     SECTION 4.12. Securities Act Representations. Each Seller is acquiring the Purchase Price Shares to be acquired by it hereunder solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Each Seller acknowledges that the Purchase Price Shares to be acquired by it hereunder are not registered under any securities laws and that such Purchase Price Shares may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to an applicable exemption therefrom.

                                  ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to each Seller Party as follows:

     SECTION 5.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other power and authority to carry on its business as conducted and to acquire the Shares to be purchased by it hereunder.

     SECTION 5.2. Authorization; Binding Effect. Buyer has the requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Buyer of this Agreement and the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part and no other corporate proceedings on the part of Buyer are required in connection with the execution, delivery and performance by any of such parties of this Agreement or the consummation by any of such parties of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by each Seller Party, this Agreement constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to creditors' rights generally and subject to general equitable principles.

     SECTION 5.3. No Violations. Except as set forth in Schedule 5.3, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby does not and will not (i) violate any (A) Law applicable to Buyer or any of its assets or
(B) provision of the Organizational Documents of Buyer or (ii) result in the breach, violation, suspension or termination of, give rise to any right of termination, purchase or amendment under, require consent or notification under, result in the loss of any benefit, right or license under, increase or accelerate the liability of any party under, result in the creation of any Lien on any assets of Buyer or constitute a default under (in each case, with or without the giving of notice or the lapse of time or both) any provision of any agreement, contract, indenture, instrument, commitment, license, franchise or Permit, to which Buyer is a party or is subject to or by which any assets of any of them is bound except, in the case of clause (i)(A) or (ii), as would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

     SECTION 5.4. Consents and Approval. Except as set forth in Schedule 5.4, the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby does not and will not require any consent, approval, license, Permit, order or authorization of or declaration, filing or registration with, any Governmental Authority or other Person, except where the failure to obtain such consent, approval, license, Permit, order or authorization or make such declaration, filing or registration would not result, individually or in the aggregate, in a Buyer Material Adverse Effect.

     SECTION 5.5. Litigation and Claims. Except as set forth in Schedule 5.5, there is no Action pending before any court or arbitration tribunal or before any Governmental Authority or, to the knowledge of Buyer, threatened against Buyer which would, if adversely determined, have a Buyer Material Adverse Effect.

     SECTION 5.6. Validity of Purchase Price Shares. All of the Purchase
Price Shares are duly authorized, validly issued and fully paid and are not subject to, nor were they issued in violation of, any preemptive rights. Buyer has an adequate number of shares of its Class A Common Stock reserved for issuance and approved for listing on the New York Stock Exchange, Inc. to allow for the conversion of all outstanding shares of its Class B Common Stock (after giving effect to the issuance of the Purchase Price Shares hereunder) being transferred under this Agreement to Class A Common Stock.

     SECTION 5.7. Securities Act Representations. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that the Shares are not registered under any securities laws and that such Shares may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to an applicable exemption therefrom.

     SECTION 5.8. Investigation by Buyer; No Financial Projection Representations or Warranties. As part of its own investigation and evaluation of the Transferred Companies, Buyer has received or has reviewed operating, business and financial information including financial statements, forecasts, projections and other oral or written information and materials with respect to the Transferred Companies made available by Global Crossing or its representatives. There are assumptions and uncertainties inherent in projections and forecasts for the Transferred Companies and Buyer is familiar with such assumptions and uncertainties. Buyer has made its own evaluation of such financial information and acknowledges that neither the Seller Parties nor any other Person is making any representations or warranties with respect to such operating, business or financial information except for the specific representations and warranties set forth in Article IV.

                                  ARTICLE VI

                                   COVENANTS

     SECTION 6.1. Reasonable Best Efforts; Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Each of the parties hereto will use its reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable Law or from any Governmental Authorities or other Persons, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required or necessary to transfer any assets and related liabilities of the Transferred Companies in connection with the transactions contemplated by this Agreement and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

     SECTION 6.2. Access. Following the Closing, subject to applicable legal requirements, each party shall permit the other parties and their respective representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the books and records (including, without limitation, any Tax-related information) of the Transferred Companies and such other information with respect to the business and properties of the Transferred Companies as either party may from time to time reasonably require to complete Tax or other governmental or regulatory filings.

     SECTION 6.3. Tax Matters. (a) Unless a final United States Governmental Order so mandates, Buyer agrees that it shall not and shall not cause or permit IXNet Australia Pty Limited or IPC Australia Pty Limited to file any U.S. income Tax Returns for any taxable period (or portion thereof) ending on or before the Closing Date (or for the portion of a year beginning before and ending after the Closing Date that ends on the Closing Date).

     (b) If a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Contest") shall be delivered, sent, commenced, or initiated to or against Buyer or IXNet Australia Pty Limited or IPC Australia Pty Limited by any U.S. Tax Authority with respect to a taxable period (or portion thereof) of IXNet Australia Pty Limited or IPC Australia Limited ending on or before the Closing Date, Buyer shall promptly notify the Seller Parties in writing of such Tax Contest. The Seller Parties shall have the sole right to represent the Buyer's and the interests of IXNet Australia Pty Limited or IPC Australia Limited and to employ counsel of its choice at its expense with respect to any such Tax Contest; and Buyer shall execute and cause IXNet Australia Pty Limited or IPC Australia Limited to execute any powers of attorney or other documents or forms necessary in order to allow the Seller Parties to control such contest and to settle any such Tax Contest.

     (c) Buyer, the Transferred Companies and the Seller Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax Contest described in Section 6.3(b) hereof or with respect to any U.S. Tax Audit of the Seller Parties with respect to any taxable period (or portion thereof) ending on or before the Closing Date. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Transferred Companies and the Seller Parties agree (A) to retain all books and records with respect to Tax matters pertinent to the Transferred Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable U.S. statute of limitations (and, to the extent notified by Buyer or the Seller Parties, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Transferred Companies or the Seller Parties, as the case may be, shall allow the other party to take possession of such books and records.

     (d) Tax-Free Reorganization Treatment. (i) The parties agree that each sale for Buyer Class B Common Stock of a Transferred Company treated as a corporation for U.S. federal income tax purposes is intended to be treated as a reorganization under Section 368(a) of the Code. Neither Buyer nor the Seller Parties shall, nor shall they permit any of their respective Affiliates to, take or cause to be taken any action that would disqualify each exchange as a reorganization within the meaning of Section 368(a) of the Code.

     (ii) Each of the Buyer and the Seller Parties shall report (to the extent such reporting is required by applicable law) the exchange of each Transferred Company treated as a corporation for U.S. federal income tax purposes for Buyer Class B Common Stock as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

     (e) U.S. Taxes. The parties hereto agree that any Taxes owing to any U.S. Tax Authority, with respect to IXNet Australia Pty Limited or IPC Australia Pty Limited, for any period prior to the date hereof shall be solely the obligation of the Seller Parties.

     SECTION 6.4. Benefit Plans. (a) In the event that any employees of the Transferred Companies ("Transferred Employee") become a participant in an employee benefit plan, program or arrangement maintained by or contributed to by the Buyer, or its Subsidiaries ("Buyer Plans"), Buyer shall cause such Buyer Plans to treat the prior service of such Transferred Employee with the Transferred Companies or their Affiliates or IPC, to the extent such prior service was recognized under the comparable IPC plans, as service rendered to the Buyer for all purposes, including eligibility, vesting and benefit levels (other than benefit accruals under defined benefit pension plans), as applicable in such plans; provided, however, that Buyer may cause a reduction of benefits under any such plans, programs or arrangements to the extent necessary to avoid duplication of benefits with respect to the same covered years of service.

     (b) No provision of this Section 6.4 shall create any third party beneficiary rights in any employee or former employee of the Transferred Companies (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment and no provision of this Section
6.4 shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly under any Employee Benefit Plan or arrangement.

     SECTION 6.5. Net Debt Provisions. (a) As of the Closing Date, (i)
Global Crossing or Buyer, as the case may be, shall transfer or cause to be transferred all of the cash and cash equivalents of the Transferred Companies and their respective Subsidiaries, outstanding as of such date, into one or more bank accounts of Global Crossing (or its designees), so that following such transfers, the aggregate cash and cash equivalents balance of the Transferred Companies and their respective Subsidiaries shall be equal to zero and (ii) Global Crossing or

Buyer, as the case may be, shall, through repayment, forgiveness or otherwise, repay or cause to be repaid, in full and in the appropriate currencies, all of the intercompany and long-term third party liabilities and allocated intercompany office expenses not to exceed $125,000 (including all accrued and unpaid interest thereon) of the Transferred Companies and their respective Subsidiaries, outstanding as of such date, so that following such repayments, the aggregate intercompany and long-term third party liabilities of the Transferred Companies and their respective Subsidiaries shall be equal to zero. For purposes of this Section 6.5, intercompany liabilities shall refer to obligations between and among the Seller Parties and the Transferred Companies and their respective Subsidiaries and long-term third party liabilities shall be defined in accordance with generally accepted accounting principles.

     (b) No more than 10 Business Days after the Closing, Global Crossing shall deliver or cause to be delivered to Buyer a schedule (the "Net Debt Schedule") setting forth, in reasonable detail, (i) the cash and cash equivalents of the Transferred Companies and their respective Subsidiaries and
(ii) the intercompany and long-term third party liabilities and allocated intercompany office expenses not to exceed $125,000 (including all accrued and unpaid interest thereon) of the Transferred Companies and their respective Subsidiaries, in each case that is outstanding as of June 30, 2001. If Buyer does not raise a material objection to the Net Debt Schedule within 5 Business Days of its delivery, the Net Debt Schedule shall be deemed accepted by Buyer and shall be final and conclusive. In the case of any material disagreements between the parties on the Net Debt Schedule, (A) Global Crossing shall make the transfers and repayments contemplated pursuant to Section 6.5(a) in respect of the non-disputed portion of the Net Debt Schedule and (B) if, following an additional 10 Business Day negotiating period after the end of the 5 Business Day period referred to above, the parties continue to have a material disagreement on the Net Debt Schedule, Global Crossing and Buyer shall each select an independent auditor, which independent auditors shall select a third independent auditor which shall mediate the dispute and determine whether any adjustment in the Net Debt Schedule should be made on the basis of Buyer's challenge. The Net Debt Schedule shall be conclusively deemed to have been adjusted in accordance with the determination of such independent auditor, and Global Crossing or Buyer, as the case may be, shall promptly pay or cause to be paid to the other (or its designee) an amount, in immediately available funds, equal to the excess of (but not in duplication of amounts transferred or repaid at the Closing pursuant to clause (A) above) (1) in the case of Global Crossing, the adjusted intercompany and long-term third party liabilities over zero, and (2) in the case of Buyer, the adjusted cash and cash equivalents over zero.

     (c) After the Closing, Global Crossing and its Subsidiaries (other than Buyer and its Subsidiaries) or Buyer and its Subsidiaries, as the case may be, shall pay to the other any amounts owed by customers to such parties to the extent that such amounts are (i) received by or (ii) used to offset liabilities in favor of Global Crossing and its Subsidiaries (other than Buyer and its Subsidiaries) or Buyer and its Subsidiaries, as the case may be.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

     SECTION 7.1. Conditions to the Obligations of Buyer and the Seller Parties. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver (to the extent permitted by Law) by Buyer and the Seller Parties) prior to the Closing Date of the following conditions:

     (a) No Injunctions. No preliminary or permanent injunction or other order, ruling or decree issued by a court of competent jurisdiction or by a Governmental Authority nor any Governmental Order shall be in effect enjoining or preventing the consummation of the transactions contemplated by this Agreement.

     (b) Subsidiaries of Saturn. Saturn Global Network Services Holdings Ltd. shall have no Subsidiaries other than those designated on Schedule 4.6.

     SECTION 7.2. Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver (to the extent permitted by Law) by Buyer) prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Seller Parties set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Seller Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Seller Material Adverse Effect. Buyer shall have received a certificate signed on behalf of the Seller Parties by an authorized officer of each Seller Party to the effect set forth in this paragraph.

     (b) Performance of Agreements. The Seller Parties shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or on the Closing Date and Buyer shall have received a certificate signed on behalf of the Seller Parties by an authorized officer of each Seller Party to such effect.

     (c) Regulatory Approvals. The Seller Parties and the Transferred Companies, as applicable, shall have obtained all consents, approvals, licenses, Permits, orders and authorizations of and shall have made all declaration, filings or registrations with and given all notices to all Governmental Authorities to the extent required for the execution, delivery or performance of this Agreement by the Seller Parties or the consummation of the transactions with respect to the Transferred Companies contemplated by this Agreement (except where the failure to obtain such consent, approval, license, Permit, order or authorization or to make such declaration, filing or registration or to give such notice would not result, individually or in the aggregate, in a Seller Material Adverse Effect).

     SECTION 7.3. Conditions to the Obligations of the Seller Parties. The obligation of the Seller Parties to effect the Closing is subject to the satisfaction (or waiver (to the extent permitted by applicable Law) by Global Crossing, as Sellers' representative) prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Buyer Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Seller Parties shall have received a certificate signed on behalf of Buyer by an authorized officer to the effect set forth in this paragraph.

     (b) Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date and the Seller Parties shall have received a certificate signed on behalf of Buyer by an authorized officer to such effect.

     (c) Regulatory Approvals. Buyer shall have obtained all consents, approvals, licenses, Permits, orders and authorizations of and shall have made all declaration, filings or registrations with and given all notices to all Governmental Authorities to the extent required for the execution, delivery or performance of this Agreement by Buyer or the consummation of the transactions with respect to the Transferred Companies contemplated by this Agreement (except where the failure to obtain such consent, approval, license, Permit, order or authorization or to make such declaration, filing or registration or to give such notice would not result, individually or in the aggregate, in a Buyer Material Adverse Effect).

                                 ARTICLE VIII

                                INDEMNIFICATION

     SECTION 8.1. Indemnification by Buyer. (a) Subject to the limitations set forth below in Section 8.4, Buyer agrees to indemnify, defend and hold the Seller Parties harmless from and against any and all Losses arising from any claim relating to any failure of the representations of Buyer set forth in Sections 5.1 and 5.6 to be true and correct on and as of the Closing Date.

     (b) Buyer agrees to indemnify and hold the Seller Parties harmless with respect to any Losses resulting from the termination by Buyer of any Transferred Employees on or after the Closing, including, but not limited, to claims for severance or other termination benefits, if any, under an Employee Benefit Plan.

     SECTION 8.2. Indemnification by Seller Parties. Subject to the limitations set forth below in Section 8.4, each Seller Party, severally and not jointly (except in the case of Global Crossing, which shall be jointly and severally liable with each of the other Seller Parties), agrees to indemnify, defend and hold Buyer harmless from and against any and all Losses arising from any claim relating to any failure of the representations of such Seller set forth in Sections 4.1, 4.6 and 4.9 to be true and correct on and as of the Closing Date.

     SECTION 8.3. Indemnification Procedures. If any third-party claim is commenced against a party entitled to indemnification under this Article VIII (the "Indemnified Party"), notice thereof shall be given to the party that is obligated to provide indemnification (the "Indemnifying Party") as promptly as practicable. The Indemnifying Party shall be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than 10 Business Days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party's sole cost and expense; provided, however, that the Indemnified Party may, at the Indemnifying Party's sole cost and expense, employ and engage separate attorneys if the interests of the Indemnified Party are or may be in material conflict with the interests of the Indemnifying Party. The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim pursuant to this Section 8.3 that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim, except as expressly provided otherwise herein. If the Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section 8.3, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

     SECTION 8.4. Indemnification Limits. (a) Notwithstanding the provisions of this Article VIII, neither Seller Parties, on the one hand, nor Buyer, on the other hand, shall be liable for any Losses except to the extent the Losses therefrom exceed U.S.$7,500,000, in which event such Indemnifying Parties shall be liable only for such Losses above such amount provided that the aggregate liability of Seller Parties, on the one hand, and Buyer, on the other hand, shall not exceed U.S.$60,000,000 in the aggregate.

     (b) If an Indemnifying Party is obligated to an Indemnified Party pursuant to this Article VIII with respect to any third-party claim, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims and defenses to which such indemnification relates.

     (c) In no event shall any party have any liability, regardless of the form of action and on any theory of liability, including contract, strict liability, negligence or other tort, for any loss of interest, profit or revenue by any other party or for any consequential, indirect, incidental, special, punitive or exemplary damages suffered by such other party, arising from or related to this Agreement, even if such party has been advised of the possibility of such losses or damages.

     (d) No party may bring an action for indemnification or Losses, regardless of form, arising out of this Agreement more than 1 year after the cause of action has arisen or 1 year after the date such cause of action was or should have been discovered.

     (e) Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party shall not be liable for any Losses where the Losses are a result of or in consequence of any failure by an Indemnified Party to take reasonable and prudent action to mitigate any Losses.

                                  ARTICLE IX.

                                 MISCELLANEOUS

     SECTION 9.1. Non-Survival of Representations, Warranties and
Agreements. None of the representations, warranties and agreements contained in this Agreement shall survive the Closing Date, except that (i) the representations contained in Sections 4.1, 4.6, 4.9, 5.1 and 5.6 shall survive for one year after the Closing and (ii) all of the agreements to covenants contained herein that contemplate performance following the Closing shall survive the Closing until the same are fully performed.

     SECTION 9.2. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

     To Global Crossing or any other Seller:

     Global Crossing Ltd.
     360 N. Crescent Drive
     Beverly Hills, California  90210
     Telephone:  310-385-5200
     Telecopy:  310-385-3700
     Attn:  General Counsel

     With a copy to:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, New York  10017
     Telephone:  212-455-3615
     Telecopy:  212-455-2502
     Attn:  D. Rhett Brandon, Esq.

     To the Buyer:

     Asia Global Crossing Ltd.
     360 N. Crescent Drive
     Beverly Hills, California  90210
     Telephone:  310-385-5211
     Telecopy:  310-499-7504
     Attn:  General Counsel

     With a copy to:

     Milbank, Tweed, Hadley & McCloy LLP
     1825 "Eye" Street, N.W.
     Washington, D.C. 20006
     Telephone:  202-835-7500
     Telecopy:  202-835-7586
     Attn:  Glenn S. Gerstell, Esq.


     SECTION 9.3. Amendment; Waiver; Invalidity. Any provision of this Agreement (including any Schedule or Exhibit hereto) may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Global Crossing (for itself and as agent for each other Seller), or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     SECTION 9.4. Assignment. Except as otherwise expressly provided for herein, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

     SECTION 9.5. Entire Agreement. This Agreement (including all
Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

     SECTION 9.6. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, the Seller Parties or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     SECTION 9.7. Public Announcements. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, no press release or similar public announcement or communication shall be made or caused to be made concerning the execution or performance of this Agreement unless the parties shall have agreed in advance with respect thereto.

     SECTION 9.8. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses, including attorneys', accountants' and other advisors fees incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. The Seller Parties shall pay in the aggregate the first $100,000 in Transfer Taxes and all Transfer Taxes greater than $100,000 shall be the responsibility of the Buyer.

     SECTION 9.9. Schedules. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for any other Schedule for which such matter would reasonably be expected to be pertinent in light of the disclosure made, but shall expressly not be deemed to constitute an admission by any Seller or Buyer, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

     SECTION 9.10. Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. With respect to any Action arising out of or relating to this Agreement or the transactions contemplated hereby, the Seller Parties and the Buyer hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York and in the absence of such Federal jurisdiction, the parties hereto consent to be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York.

     SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

     SECTION 9.12. Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed by each party hereto as of the date first written above.

                          GLOBAL CROSSING LTD.


                          By:  /s/ James C. Gorton
                               ------------------------------------------
                               Name: James C. Gorton
                               Title: Executive Vice President &
                               General Counsel


                          IXNET, INC.


                          By:  /s/ David Walsh
                               ------------------------------------------
                               Name: David Walsh
                               Title: CEO


                          INTERNATIONAL EXCHANGE NETWORKS, LTD.


                          By:  /s/ David Walsh
                               -------------------------------------------
                               Name: David Walsh
                               Title: CEO


                          ASIA GLOBAL CROSSING LTD.


                          By:  /s/ Charles F. Carroll
                               -------------------------------------------
                               Name: Charles F. Carroll
                               Title: General Counsel and Corporate Secretary